Exhibit 10.9

Anebulo Pharmaceuticals, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Anebulo Pharmaceuticals, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in advance on the first day of each fiscal quarter in which the service will occur. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $1,000

b.	Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $10,000

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $10,000

b.	Chair of the Compensation Committee: $10,000

c.	Chair of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation of New Eligible Directors

A new Eligible Director will receive an initial grant of options to acquire shares of common stock with a grant date fair market value of $79,000. Options granted under this provision will be valued at the exercise price, which will be determined by the Board or the Compensation Committee when the Option is granted. The options will be subject to the terms and conditions applicable to options granted under the Company’s 2020 Stock Incentive Plan and will vest at a straight-line monthly basis over four (4) years of continuous service, as described in the applicable stock option agreement.

Additional Requirements

In making any future changes to compensation payable to Non-Employee Directors, the Board or Compensation Committee will evaluate the practices of the peer group of companies that serve as references for executive compensation benchmarking, as well as then current general best practices regarding director compensation. Furthermore, the Company will not permit compensation to be paid to Non-Employee Directors for their service as such, other than as provided for in this Policy, unless there are extraordinary circumstances as determined by the Compensation Committee or the Board. All payments to Non-Employee Directors will be disclosed in accordance with applicable law, regulations and exchange or national market system requirements.